Exhibit 5.1

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
June 27, 2007
Whiting Petroleum Corporation
1700 Broadway, Suite 2300
Denver, CO 80290
Ladies and Gentlemen:
          We have acted as counsel for Whiting Petroleum Corporation, a Delaware corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (Registration No. 333-133889) (the “Registration Statement”), including the prospectus constituting a part thereof, dated May 8, 2006, and the prospectus supplement, dated June 27, 2007 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of (i) 5,000,000 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), and related Preferred Share Purchase Rights (the “Rights”) in a public offering and (ii) up to 750,000 additional shares of Common Stock and related Rights pursuant to the over-allotment option granted by the Company to the underwriters for such public offering (the shares of Common Stock and related Rights described in clause (i) and (ii) are collectively referred to as the “Offering Shares”) in the manner set forth in the Prospectus. The terms of the Rights are set forth in that certain Rights Agreement, dated as of February 23, 2006, between the Company and Computershare Trust Company, Inc. (the “Rights Agreement”).
          In connection with our representation, we have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, as amended to date; (iii) the Rights Agreement; (iv) resolutions of the Company’s Board of Directors and the action of the Special Offering Committee of the Board of Directors relating to the authorization of the issuance of the Offering Shares and accompanying Rights subject to the Registration Statement; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.
          Based upon the foregoing, we are of the opinion that:
          1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.
          2. The Offering Shares covered by the Registration Statement, when issued and paid for in the manner contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

BOSTON	LOS ANGELES	SACRAMENTO	TALLAHASSEE
BRUSSELS	MADISON	SAN DIEGO	TAMPA
CHICAGO	MILWAUKEE	SAN DIEGO/DEL MAR	TOKYO
DETROIT	NEW YORK	SAN FRANCISCO	WASHINGTON, D.C.
JACKSONVILLE	ORLANDO	SILICON VALLEY

June 27, 2007

          3. The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.
          We consent to the deemed incorporation by reference of this opinion into the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ Foley & Lardner LLP